Exhibit 99

Tredegar Reports First-Quarter Results

  Film Products’ operating profit of $17.0 million increased $1.5 million from the first quarter of 2012 as volume rose for surface protection films and personal care materials.
  Bonnell Aluminum’s operating profit of $4.6 million increased $2.9 million from the first quarter of 2012 primarily due to margin improvements and the fourth quarter 2012 acquisition of AACOA, Inc. (“AACOA”).
  Tredegar Corporation increased its quarterly dividend by 16.7% to 7 cents per share in February 2013.

RICHMOND, Va.--(BUSINESS WIRE)--May 2, 2013--Tredegar Corporation (NYSE:TG) reported first-quarter net income from continuing operations of $9.5 million (29 cents per share) compared to $7.7 million (24 cents per share) in the first quarter of 2012. Results from continuing operations in the first quarter of 2013 included a net after-tax gain of $0.5 million (1 cent per share) for special items primarily related to an unrealized gain for an investment accounted for under the fair value method. Results from continuing operations in the first quarter of 2012 included a net after-tax loss of $0.2 million (1 cent per share) for special items primarily related to charges associated with the shutdown of our Kentland, Indiana aluminum extrusions manufacturing facility and an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P., offset by an unrealized gain for an investment accounted for under the fair value method. Income from ongoing operations in the first quarter of 2013, which excludes special items, was $9.0 million (28 cents per share) versus $7.9 million (25 cents per share) in the first quarter of last year.

Further details regarding the special items that reconcile income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.

A summary of results for ongoing operations for the three months ended March 31, 2013 and 2012 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended
	March 31
	2013	2012
Sales	$241.5	$216.6

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$9.5	$7.7
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.2	.7
(Gains) losses from sale of assets and other	(.7)	(.5)
Income from ongoing operations*	$9.0	$7.9

Diluted earnings per share from continuing operations as reported under GAAP	$.29	$.24
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.01	.02
(Gains) losses from sale of assets and other	(.02)	(.01)
Diluted earnings per share from ongoing operations*	$.28	$.25

* Ongoing operations include operating profit (loss) of Film Products and Aluminum Extrusions as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation of income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure, to net income and diluted earnings per share as reported under GAAP. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products had higher volumes in surface protection and personal care in the first quarter compared to last year. We are seeing improvement in these product categories, especially surface protection, as some of our key customers have gained market share despite challenging market conditions. While we saw some strength in the first quarter, the markets in which we participate continue to experience headwinds, and we anticipate fluctuations from quarter to quarter.”

Ms. Taylor continued, “Bonnell Aluminum delivered a strong performance in the first quarter. The cost savings associated with the shutdown of the Kentland facility in 2012 and the addition of AACOA were key factors in Bonnell’s performance for the quarter. In February, Bonnell announced that it is adding a new extrusion press in its Newnan facility which will primarily serve the automotive market. This project, along with the broad capabilities and diversified market presence that AACOA provides, will advance our growth in markets outside of building and construction.”

Ms. Taylor added, “In February, we raised our quarterly dividend from six cents to seven cents per share, our third increase in less than three years.”

OPERATIONS REVIEW

Film Products

A summary of first quarter operating results for Film Products is provided below:

			Favorable/
(In Thousands,	Quarter Ended March 31,		(Unfavorable)
Except Percentages)	2013	2012	% Change

Sales volume (pounds)	67,633	66,972	1.0%

Net sales	$154,385	$153,699	0.4%

Operating profit from ongoing operations	$17,007	$15,466	10.0%

Net sales (sales less freight) in the first quarter of 2013 increased in comparison to the first quarter of 2012 primarily due to higher volumes and improved product mix, partially offset by the negative impact of competitive pricing pressures. Higher sales volumes and improved product mix in Film Products had a favorable impact of approximately $3.2 million in the first quarter of 2013 compared to the first quarter of 2012, which is primarily related to higher volumes in surface protection films and personal care materials, partially offset by lower volumes in polyethylene overwrap films. Competitive pricing pressures in personal care materials and flexible packaging films, partially offset by a more favorable product mix, negatively impacted net sales for the current quarter versus prior year by approximately $2.3 million. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact on net sales of approximately $0.3 million in the first quarter of 2013 compared to the prior year.

Operating profit from ongoing operations of $17.0 million for the first quarter of 2013 represents an increase of $1.5 million from the first quarter of 2012. Higher sales volumes noted above had a favorable impact of approximately $1.8 million in comparison to the prior year. Volume for higher-value surface protection films increased as some of our key customers in the display market have gained market share despite challenging market conditions. Margins were impacted by approximately $3.5 million, primarily driven by price reductions of approximately $1.7 million from global supply and demand imbalances in flexible packaging films and operational inefficiencies of approximately $1.4 million in other product areas. Selling, general and administrative expenses decreased $1.7 million as a result of lower depreciation expense and the timing of certain legal and administrative expenses.

In our flexible packaging facility in Brazil, we have experienced production inefficiencies associated with manufacturing equipment component failures in the quarter. Although not directly related to the production issues associated with the upgrade of an existing line that were highlighted in the first quarter of 2012, these inefficiencies had a comparable impact on operating profit from ongoing operations in the first quarter of this year.

The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.5 million in the first quarter of 2013 compared to the first quarter of 2012. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.5 million in the first quarters of 2013 and 2012.

Capital expenditures in Film Products were $9.4 million in the first three months of 2013 compared to $4.9 million in 2012, which included approximately $7.2 million in capital expenditures for a previously announced project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. Film Products currently estimates that capital expenditures will be approximately $74 million in 2013, which includes approximately $42 million for the capacity expansion project in Brazil. This multi-year project will significantly increase capacity in Brazil and primarily serve flexible packaging films customers in Latin America. Depreciation expense was $7.6 million in the first three months of 2013 and $9.2 million in the first three months of 2012, and is projected to be approximately $31 million in 2013.

Aluminum Extrusions

A summary of first quarter results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/
(In Thousands,	Quarter Ended March 31,		(Unfavorable)
Except Percentages)	2013	2012	% Change

Sales volume (pounds)	35,733	26,910	32.8%

Net sales	$79,939	$57,608	38.8%

Operating profit from ongoing operations	$4,614	$1,703	170.9%

Net sales in the first quarter of 2013 increased in comparison to the same period of the prior year primarily due to the addition of AACOA. AACOA, which was acquired on October 1, 2012, had net sales of $21.8 million in the first quarter of 2013. Excluding the impact of the acquisition of AACOA and the Kentland shutdown, net sales increased by approximately $3 million due to higher average selling prices and improved volume of approximately 3.5% in the first quarter of 2013 compared to the first quarter of 2012. Approximately half of the volume that was produced at Kentland has been transferred to our other facilities.

Operating profit from ongoing operations increased in the first quarter of 2013 compared to the first quarter of 2012 primarily as a result of cost savings associated with the shutdown of the Kentland facility, improved pricing and the addition of AACOA. The impact on operating profit from ongoing operations directly attributable to the acquisition of AACOA, including synergies, was $1.2 million for the first quarter of 2013. Amortization expense associated with AACOA was $0.5 million in the first quarter of 2013. The shutdown of our Kentland manufacturing facility had a net favorable impact on operating profit from ongoing operations of approximately $1.2 million for the first three months of 2013 compared to the first three months of 2012.

Capital expenditures for Bonnell Aluminum were $0.9 million in the first three months of 2013 compared to $0.5 million in the first three months of 2012. Capital expenditures are projected to be approximately $17 million in 2013, which includes approximately $13 million for an 18-month project that will expand our capacity at the manufacturing facility in Newnan, Georgia. This additional capacity will primarily serve the automotive industry. Depreciation expense was $1.8 million in the first three months of 2013 compared with $2.6 million in the first three months of 2012, and is projected to be approximately $8 million in 2013. Higher depreciation expense in 2012 was primarily related to approximately $0.7 million in accelerated depreciation on property, plant and equipment at the Kentland manufacturing facility.

Corporate Expenses, Interest and Taxes

Pension expense was $3.3 million in the first quarter of 2013, an unfavorable change of $1.4 million from the first quarter of 2012. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2013 versus 2012 primarily due to the increase in pension expenses noted above, higher stock-based compensation and the unfavorable fluctuations in the timing of certain corporate-related expenses. Corporate expenses, net in the first quarter of 2012 also included an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. (see Note (e) within the Notes to the Financial Tables for additional detail).

Interest expense, which includes the amortization of debt issue costs, was $0.7 million in the first three months of 2013 in comparison to $1.0 million in the first three months of 2012 as a result of a decrease in the average interest rate on borrowings under our revolving credit facility.

The effective tax rate used to compute income taxes from continuing operations was 28.3% in the first quarter of 2013 compared with 34.8% in the first quarter of 2012. Income taxes from continuing operations in the first quarter of 2013 primarily reflect the benefit of current year foreign tax incentives and the timing of a research and development tax credit. Income taxes for continuing operations in the first quarter of 2012 primarily reflect the foreign tax rate incentives, partially offset by the recognition of additional valuation allowances related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years. Significant differences between the estimated effective tax rate for continuing operations and the U.S. federal statutory rate for 2013 and 2012 will be provided in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 that will be filed with the Securities and Exchange Commission (the “SEC”).

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $80.3 million at March 31, 2013, compared with $79.2 million at December 31, 2012. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2012 Annual Report on Form 10-K (the “2012 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2012 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2012 sales of $882 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2013	2012

Sales	$241,526	$216,643
Other income (expense), net (d) (e)	824	2,565
	242,350	219,208

Cost of goods sold (a)	197,488	175,857
Freight	7,202	5,336
Selling, R&D and general expenses (a)	21,660	22,834
Amortization of intangibles	1,775	1,412
Interest expense	690	1,007
Asset impairments and costs associated with exit and disposal activities (a)	254	893
	229,069	207,339

Income from continuing operations before income taxes	13,281	11,869
Income taxes (f)	3,764	4,132
Income from continuing operations	9,517	7,737
Loss from discontinued operations (b)	(5,240)	(4,739)

Net income (a) (c)	$4,277	$2,998

Earnings (loss) per share:
Basic
Continuing operations	$.30	$.24
Discontinued operations (b)	(.16)	(.15)
Net income	$.14	$.09
Diluted
Continuing operations	$.29	$.24
Discontinued operations (b)	(.16)	(.15)
Net income	$.13	$.09

Shares used to compute earnings per share:
Basic	32,076	32,010
Diluted	32,480	32,393

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2013	2012
Net Sales
Film Products	$154,385	$153,699
Aluminum Extrusions	79,939	57,608
Total net sales	234,324	211,307
Add back freight	7,202	5,336
Sales as shown in the Consolidated Statements of Income	$241,526	$216,643

Operating Profit
Film Products:
Ongoing operations	$17,007	$15,466
Plant shutdowns, asset impairments, restructurings and other (a)	(102)	(284)

Aluminum Extrusions:
Ongoing operations	4,614	1,703
Plant shutdowns, asset impairments, restructurings and other (a)	(253)	(1,061)
Total	21,266	15,824
Interest income	78	170
Interest expense	690	1,007
Gain on investment accounted for under fair value method (d)	1,100	3,600
Stock option-based compensation costs	316	446
Corporate expenses, net (e)	8,157	6,272
Income from continuing operations before income taxes	13,281	11,869
Income taxes (f)	3,764	4,132
Income from continuing operations	9,517	7,737
Loss from discontinued operations (b)	(5,240)	(4,739)
Net income (a) (c)	$4,277	$2,998

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012
Assets

Cash & cash equivalents	$37,685	$48,822
Accounts & other receivables, net	116,201	100,237
Income taxes recoverable	-	2,886
Inventories	78,867	74,670
Deferred income taxes	6,903	5,614
Prepaid expenses & other	5,092	6,780
Total current assets	244,748	239,009

Property, plant & equipment, net	254,316	253,417
Goodwill & other intangibles	240,305	241,180
Other assets	49,760	49,559
Total assets	$789,129	$783,165

Liabilities and Shareholders' Equity

Accounts payable	$89,274	$82,067
Accrued expenses	41,424	42,514
Income tax payable	3,020	-
Total current liabilities	133,718	124,581

Long-term debt	118,000	128,000
Deferred income taxes	61,796	60,773
Other noncurrent liabilities	96,392	97,559
Shareholders' equity	379,223	372,252
Total liabilities and shareholders' equity	$789,129	$783,165

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2013	2012
Cash flows from operating activities:
Net income	$4,277	$2,998
Adjustments for noncash items:
Depreciation	9,478	11,809
Amortization of intangibles	1,775	1,412
Deferred income taxes	(1,048)	(1,150)
Accrued pension income and postretirement benefits	3,403	2,022
Gain on an investment accounted for under the fair value method (d)	(1,100)	(3,600)
Loss on asset impairments and divestitures	-	1,131
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(16,679)	(5,676)
Inventories	(4,486)	(1,436)
Income taxes recoverable/payable	5,861	2,883
Prepaid expenses and other	1,173	(44)
Accounts payable and accrued expenses	6,140	5,645
Other, net	(39)	(1,933)
Net cash provided by operating activities	8,755	14,061
Cash flows from investing activities:
Capital expenditures	(10,344)	(5,500)
Acquisition, net of cash acquired	-	(3,311)
Net proceeds from the sale of Falling Springs, LLC (b)	306	-
Proceeds from the sale of assets and other	168	-
Net cash used in investing activities	(9,870)	(8,811)
Cash flows from financing activities:
Dividends paid	(2,263)	(1,445)
Debt principal payments	(16,250)	(3,000)
Borrowings	6,250	-
Proceeds from exercise of stock options and other	2,101	125
Net cash used in financing activities	(10,162)	(4,320)
Effect of exchange rate changes on cash	140	947
Increase (decrease) in cash and cash equivalents	(11,137)	1,877
Cash and cash equivalents at beginning of period	48,822	68,939
Cash and cash equivalents at end of period	$37,685	$70,816

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of March 31, 2013:
Net debt (g)	$80.3
Shares outstanding	32.2

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2013 include:
	-	Net pretax charge of $0.2 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;
	-	Pretax charges of $0.1 million for severance and other employee-related costs in connection with restructurings in Film Products; and
-

Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions.

Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2012 include:
-

Net pretax charge of $0.9 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $0.7 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $0.6 million and other shutdown-related charges of $0.1 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $0.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income);

-

Pretax charges of $0.3 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and

	-	Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions.

(b)

On November 20, 2012, Tredegar sold its mitigation banking business, Falling Springs, LLC, to Arc Ventures LC, a company affiliated with John D. Gottwald, a member of our Board of Directors, for cash and stock consideration of $16.6 million. All historical results for this business have been reflected as discontinued operations in the accompanying condensed consolidated financial statements.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $5.2 million ($5.2 million after tax) in the first quarter of 2013 and $4.8 million ($4.8 million after tax) in the first quarter of 2012.

(c)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $6.9 million in the first quarter of 2013 and income of $10.1 million for the first quarter of 2012. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)

The unrealized gains on our investment in Intelliject, Inc. (included in "Other income (expense), net" in the condensed consolidated statement of income) was $1.1 million in the first quarter of 2013 and $3.6 million in the first quarter of 2012. The unrealized gain in the first quarter of 2013 is primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The unrealized gain in the first quarter of 2012 is primarily attributed to the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of Intelliject was reduced to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration.

(e)

A pretax charge of $1.1 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the first quarter of 2012 as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(f)

Income taxes for the first quarter of 2012 include the recognition of an additional valuation allowance of $0.9 million related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years.

(g)	Net debt is calculated as follows (in millions):
		March 31,	December 31,
		2013	2012
	Total debt	$118.0	$128.0
	Less: Cash and cash equivalents	(37.7)	(48.8)
	Net debt	$80.3	$79.2

Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation, and the company believes that investors also may find net debt to be helpful for the same purposes.

(h)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com